Exhibit 99.1

    Intermec Announces $100 Million Share Repurchase Authorization

    EVERETT, Wash.--(BUSINESS WIRE)--March 28, 2006--Intermec, Inc. (NYSE:IN) today announced that its Board of Directors has authorized the company to repurchase up to $100 million of its outstanding common stock in open market purchases or privately negotiated transactions.
    The share repurchases will be financed by currently available cash and cash equivalents. Intermec ended 2005 with a cash and cash equivalent position of approximately $257 million and approximately $157 million in net cash, defined as cash and cash equivalents less total debt. The authorization will be used from time to time, subject to market conditions, the relative attractiveness of other capital deployment opportunities, and regulatory considerations. Any repurchases are intended to make appropriate adjustments to the company's capital structure and are for general corporate purposes. The Company had approximately 64.2 million shares of common stock outstanding as of December 31, 2005.

    About Intermec

    Intermec, Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company's products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636.

    CONTACT: Intermec, Inc.
             Kevin P. McCarty, 425-265-2472 (Investor Relations) kevin.mccarty@intermec.com